                                  EXHIBIT 6:

                            ACQUISITION AGREEMENT
                                FOR ASSETS OF
                             MEDCARE CORPORATION

                                             HARMEL S. RAYAT
                                             5131 Highgate Street
                                             Vancouver, B.C., VSR 3G9







August 7, 1995

MEDCARE TECHNOLOGIES, INC.
Suite 1408 - 400 Burrard Street
Vancouver, B.C.. V6C 3G2

Dear Sirs:

RE: ACQUISITION OF THE MEDCARE UI RIGHTS FOR 2,000,000 RESTRICTED SHARES
------------------------------------------------------------------------

This letter will confirm the sale of the above referenced world wide rights of the MedCare Urinary Incontinence system to MedCare
Technologies, Inc, for 2,000,000 restricted shares of MedCare
Technologies, Inc.

Sincerely,



Harmel S. Rayat

                         MINUTES OF DIRECTORS MEETING
                                     OF
                          MULTI SPECTRUM GROUP, INC.

     A meeting of the Board of Directors of Multi Spectrum Group, Inc. was held on the 14th day of August, 1995 at 1:00 p.m. at the offices of the Company located at 1348 E. 3300 S., Suite 1010, Salt Lake City, Utah 84106

     There were present and participating at the meeting, either in person or telephonically, Eric Gable, Allen Stout, Kundan S. Radat, Heather Robb, York Chandler, Kipp Chandler and Gayle Chandler. Eric Gable acted as Chairman. The minutes of the last meeting were read and approved.

     The first item of business brought before the Board was a discussion concerning the acquisition of MedCare Technologies, Inc. After a long and thorough discussion it was agreed that the Company acquire the business of the MedCare UI System and issue 2,000,000 shares of its unissued common shares of stock for the acquisition of MedCare Technologies, Inc. It was agreed that 1,750,000 shares be issued to Eric Gable and 250,000 shares issued to Hermal Rayat. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     RESOLVED, the Company issue 2,000,000 shares of its unissued stock to acquire the business of MedCare UI System as presented by MedCare Technologies, Inc.

     FURTHER RESOLVED, that 1,750,000 shares be issued in the name of Eric Gable and 250,000 shares be to Harmel Rayat.

     The second item of business to be discussed was concerning the resignations of York Chandler, Kipp chandler and Gayle Chandler. After a short discussion it was agreed that the resignations of York Chandler and Gayle Chandler be accepted and said resignations to be effective immediately. Upon motion duly made, seconded and unanimously carried; it was;

     RESOLVED that the resignations of York Chandler, Kipp Chandler and Gayle Chandler be accepted.

     FURTHER RESOLVED that the said resignations be to effective as of this date.

     There being no further business, and upon motion duly made and seconded the meeting was adjourned.

/s/ ERIC GABLE                       /s/ ALLEN STOUT
-------------------------------      ----------------------------------
Eric Gable, President, Director      Allen Stout, Secretary


/s/ KUNDAN RAYAT                     /s/ HEATHER ROBB
-------------------------------      ----------------------------------
Kundan S. Rayat, VP Director         Heather Robb, Treasurer, Director



/s/ YORK CHANDLER                    /s/ GAYLE CHANDLER
-------------------------------      ----------------------------------
York Chandler                        Gayle Chandler



/s/ KIPP CHANDLER
-------------------------------
Kipp Chandler

                                    E-124